Exhibit 2.1

31 DECEMBER 2015

FIDJI LUXEMBOURG (BC4) SARL

and

AMPHENOL EAST ASIA LIMITED

and

AMPHENOL CORPORATION

AMENDMENT AGREEMENT

relating to the

SALE AND PURCHASE AGREEMENT

related to

FCI ASIA PTE LTD

99 Bishopsgate

London EC2M 3XF

+44.20.7710.1000 (Tel)

www.lw.com

i

THIS AMENDMENT AGREEMENT (“AMENDMENT”) is made on the 31st day of December 2015

BETWEEN

(1)                                Fidji Luxembourg (BC4) Sarl, a société à responsabilité limitée incorporated in Luxembourg and having its registered address in 4 rue Lou Hemmer, L-1748 Luxembourg (the “Seller”);

(2)                                Amphenol East Asia Limited, a company incorporated under the laws of Hong Kong with Companies Registry number 120764, with its registered office at Rm 2604-05, 26th Floor, Railway Plaza, 39 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong SAR (the “Buyer”); and

(3)                                Amphenol Corporation, a Delaware corporation incorporated under the laws of the state of Delaware, USA and with its registered office at 358 Hall Avenue, Wallingford, Connecticut, 06492, USA (the “Guarantor”),

each being a “Party”, and together being the “Parties”.

WHEREAS

(A)                               On 17 July 2015, the Parties entered into a sale and purchase agreement (the “Agreement”), pursuant to which the Seller agreed to sell and the Buyer agreed to acquire the entire issued share capital of FCI Asia Pte Ltd (the “Company”) subject to the terms of the Agreement.

(B)                               Pursuant to clause 19.1 of the Agreement, the Agreement may be amended by the written agreement of all the parties to the Agreement.

(C)                               The Parties wish to amend the Agreement as set out in this Amendment

(D)                               This Amendment is supplemental to and should be read in conjunction with, and construed as one document with, the Agreement.

NOW IT IS HEREBY AGREED AND DECLARED, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Words and phrases defined in the Agreement (as amended by this Amendment) shall have the same meanings when used in this Amendment.  The provisions of clause 1.2 of the Agreement shall apply, mutatis mutandis, to this Amendment.

1.2                              References in the Agreement to “this Agreement” shall, with effect from and including the date of this Amendment and unless the context dictates otherwise, be a reference to the Agreement as supplemented and amended by this Amendment and words such as “herein”, “hereof”, “hereby”, “hereto” and “hereunder” shall be construed accordingly.

1.3                              In this Amendment, where the context admits, references to clauses are references to clauses of this Amendment.

1.4                              The headings in this Amendment are inserted for convenience only and shall not affect the construction of this Amendment.

2.                                     VARIATIONS

2.1                              Each of the Parties hereby agrees that with effect from the date hereof the Agreement shall be amended as follows:

(a)                                a new definition of “Company Month End Date” shall be inserted in clause 1.1 of the Agreement as follows:

““Company Month End Date” means 31 December 2015, 29 January 2016, and 26 February 2016, 1 April 2016, 29 April 2016, 27 May 2016, 1 July 2016, 29 July 2016 and 26 August 2016;”

(b)                                the definition of “Effective Time” in clause 1.1 of the Agreement shall be deleted and replaced by the following:

““Effective Time” means 23.59 on the Company Month End Date which immediately precedes or matches the Completion Date;”

(c)                                 the existing clause 3.2 of the Agreement shall be deleted and replaced by the following new clause 3.2:

“If the Satisfaction Date has not occurred on or prior to 31 December 2015, the Base Value referred to in Clause 3.1.1 above shall be increased by an interest equal to two percent (2%) per year, accruing daily, on such Base Value for the period starting on 1 January 2016 and ending on the Satisfaction Date.”;

(d)                                the existing clause 4.9.1 of the Agreement shall be deleted and replaced by the following new clause 4.9.1:

“Subject to Clause 4.9.4, the Seller warrants and undertakes to the Buyer that between the Reference Date and the Effective Time no Leakage has or will occur.”;

(e)                                 a new clause 4.10 shall be inserted as follows:

“4.10      Indemnification for Leakage after the Effective Time.

4.10.1               The Seller warrants and undertakes to the Buyer that between the Effective Time and the Completion Date no Leakage has or will occur.

4.10.2               The Seller shall indemnify the Buyer (as trustee for and on behalf of each member of the Buyer’s Group) on a dollar for dollar basis in respect of any Leakage (other than Permitted Leakage) that occurred during the period from the Effective Time to the Completion Date.

4.10.3               The only remedy for a breach by Seller of Clause 4.10.1 shall be the indemnification set forth in Clause 4.10.2.”; and

(f)                                  the existing clause 6.1 of the Agreement shall be deleted and replaced by the following new clause 6.1:

“Subject to the Parties’ compliance with the provisions of this Clause 6.1, Completion shall take place at the office of the Buyer’s Solicitors on the day which is 10 Business Days after the Satisfaction Date, provided that (i) if the Satisfaction Date occurs in 2015, Completion shall occur on 8 January 2016, or (ii) if the date that is 10 Business Days after the Satisfaction Date is no more than 5 Business Days prior to a Company Month End Date, then Completion shall occur on such Company Month End Date (the “Completion Date”), or at such other time, date and/or venue as the Seller and

Buyer may otherwise agree, but subject to the Condition being satisfied or waived, no later than the fifth Business Day after (and excluding) the Long Stop Date.”.

3.                                     COUNTERPARTS

This Amendment may be executed in one or more parts, each of which when executed shall be an original. All counterparts together shall constitute one and the same document.

4.                                     MISCELLANEOUS

4.1                              The provisions of clauses 16 to 26 (inclusive) of the Agreement shall apply, mutatis mutandis, to this Amendment, as if references therein to the Agreement were references to this Amendment.

5.                                     GOVERNING LAW AND JURISDICTION

5.1                              This Amendment and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transactions contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of England and Wales.

5.2                              The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).

6.                                      AGENT FOR SERVICE OF PROCESS

6.1                              Each non-UK Party undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by each non-UK Party.

6.2                              At the date of this Amendment, the Seller has appointed Bain Capital Europe, LLP of Devonshire House, Mayfair Place, London W1J 8AJ, United Kingdom and the Buyer and the Guarantor each have appointed Amphenol Limited of Thanet Way, Tankerton, Whitstable, Kent CT5 3JF, United Kingdom as their respective Process Agents. If such person ceases to be able to act as process agent or no longer has an address in England, such non-UK Party shall immediately appoint a replacement Process Agent and deliver to each other Party a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.

6.3                              Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

IN WITNESS WHEREOF this Amendment has been entered into on the date stated at the beginning of it.

Signed by	)
)
)
/s/ Ruth Springham	)
Name: Ruth Springham	)
Title: Manager	)
)
for and on behalf of	)
FIDJI LUXEMBOURG (BC4) SARL	)

Signed by	)
)
)
/s/ Edward C. Wetmore	)
Name: Edward C. Wetmore	)
Title: Assistant Secretary and General Counsel	)
)
for and on behalf of	)
AMPHENOL EAST ASIA LIMITED

Signed by	)
)
)
/s/ Edward C. Wetmore	)
Name: Edward C. Wetmore	)
Title: Vice President, Secretary and General Counsel	)
)
for and on behalf of	)
AMPHENOL CORPORATION	)